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                                                                     Exhibit 5.1

                        [Goodwin Procter LLP Letterhead]

                               September 25, 2003



Boston Private Financial Holdings, Inc.
Ten Post Office Square
Boston, MA 02109


Ladies and Gentlemen:

     We are rendering this opinion in connection with the registration statement on Form S-4 (the "Registration Statement") filed by Boston Private Financial Holdings, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof. The Registration Statement relates to up to 1,447,523 shares (the "Shares") of the Company's common stock, $1.00 par value per share, to be issued to the shareholders of First State Bancorp ("First State") in connection with the merger of a wholly-owned subsidiary of the Company with and into First State. We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

     In connection with rendering this opinion, we have examined the following documents (collectively, the "Documents"): (i) the Registration Statement and the exhibits thereto; (ii) the Agreement and Plan of Merger dated July 10, 2003 by and between the Company and First State (the "Agreement"); (iii) the articles of organization and by-laws of the Company, each as amended and restated and amended to date; (iv) such records of the corporate proceedings of the Company as we deemed material; and (v) such other certificates, receipts, records and documents as we have considered necessary for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmation of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

     We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the laws of The Commonwealth of Massachusetts.

     Based upon the foregoing, we are of the opinion that under the Massachusetts General Corporation Law, the Shares have been duly authorized and, when the Registration Statement relating to the Shares is declared effective under the Securities Act and the Shares have been
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issued in exchange for the shares of common stock of First State as contemplated in the Agreement, the Shares will be validly issued, fully paid and nonassessable by the Company.

     This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Company's prospectus which is part of the Registration Statement.

     This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion after the date hereof.

                                                      Very truly yours,

                                                      /s/ Goodwin Procter LLP

                                                      GOODWIN PROCTER LLP